UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2005

ISTA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31255	33-0511729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15295 Alton Parkway, Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 788-6000

Check the appropriate box below if the Form 8-K filing is intended to be simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 13, 2005, ISTA Pharmaceuticals, Inc. held its 2005 annual meeting of stockholders. At the meeting, the stockholders approved ISTA’s Second Amendment and Restatement of the 2004 Performance Incentive Plan (the “the Second Amended 2004 Plan”). The Second Amended 2004 Plan amended ISTA’s 2004 Performance Incentive Plan, as amended, by increasing the number of shares of ISTA’s common stock available for issuance under the plan by 1,000,000 shares, or from 2,053,107 to 3,053,107 shares, and by increasing correspondingly the maximum limitation on the number of shares subject to incentive options from 1,853,107 to 2,753,107 shares and the number of shares subject to restricted stock and performance shares from 200,000 to 300,000 shares. The foregoing description of the Second Amended 2004 Plan is qualified in its entirety by reference to the Second Amended 2004 Plan, which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Effective as of October 13, 2005, the date of stockholder approval of the Second Amended 2004 Plan, the Board of Directors of ISTA (the “Board”), upon recommendation of the Board’s Compensation Committee, approved a change to the annual equity grant to continuing non-employee members of the Board from options to purchase 9,000 shares of ISTA’s common stock and 1,500 shares of restricted stock to options to purchase 16,000 shares of ISTA’s common stock and no shares of restricted stock. Such stock options will be granted at an exercise price equal to the fair market value of ISTA’s common stock on the date of grant and shall vest and become fully exercisable upon the first anniversary of the date of grant. Consistent with the foregoing, on October 13, 2005, each non-employee member of the Board was granted under the Second Amended 2004 Plan options to purchase 16,000 shares of ISTA’s common stock.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description
10.1	Second Amendment and Restatement of the 2004 Performance Incentive Plan.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISTA PHARMACEUTICALS, INC.

October 14, 2005	By:	/s/ LAUREN P. SILVERNAIL
Lauren P. Silvernail Chief Financial Officer, Chief Accounting Officer and Vice President, Corporate Development

EXHIBIT INDEX

Exhibit Number	Description
10.1	Second Amendment and Restatement of the 2004 Performance Incentive Plan.